UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

                 February 22, 2007
Date of Report (Date of earliest event reported)

Lincoln National Corporation
(Exact name of registrant as specified in its charter)

Indiana	1-6028	35-1140070
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1500 Market Street, West Tower, Suite 3900, Philadelphia, Pennsylvania 19102-2112
(Address of principal executive offices) (Zip Code)

(215) 448-1400
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

a)  On February 22, 2007, the Compensation Committee of our Board of Directors took the following actions:

(1) Approved an increase in the salary of Frederick J. Crawford, our senior vice president and chief financial officer, to $500,000. This increase was to bring his salary within the competitive range for chief financial officers of the 30 largest U.S. life insurers.

(2) Approved the performance-based compensation measures pursuant to which annual incentive program (“AIP”) awards may be paid to executive officers under the Lincoln National Corporation Amended and Restated Incentive Compensation Plan (the “ICP”) for fiscal 2007. The ICP was filed as Exhibit 8 to our proxy statement for the 2005 Annual Meeting of Shareholders. The annual incentive awards will be paid in cash, unless an executive officer does not meet the applicable share ownership requirements, in which case the award will be paid shares of common stock pursuant to the terms of the ICP. The 2007 performance measures are:

•  growth in our income from operations per share,
•  sales growth, and
•  merger-related expense savings.

For the executive officers in our business lines, these measures are weighted between enterprise results and the applicable line of business results.

Unless and until we disclose new performance measures, these measures will apply to future AIP awards.

(3) Approved the performance goals for the three-year (2007-2009) ICP long-term performance cycle. The performance measures were as follows:

•  growth in income from operations per share,
•  sales growth, and
•  return on equity.

Unless and until we disclose new performance measures, these measures will apply to future long-term incentive awards.

Income from operations is defined for the purposes of paragraphs (2) and (3) above as net income determined in accordance with generally accepted accounting principles (“GAAP”) excluding, as applicable, the after-tax effects of: realized gain or losses on investments and derivatives, merger and integration related expenses and restructuring charges, net gain (loss) on reinsurance embedded derivatives/trading securities, cumulative effect of accounting changes, FAS

113 reserve development on business sold through indemnity reinsurance, gain (loss) on sale of subsidiaries, and loss on early retirement of debt.

(4) Approved the 2007 target AIP and target long-term incentive awards for the 2007-2009 performance cycle under the ICP, which will be paid or vest only if the performance measures discussed in paragraphs (2) and (3) above, respectively, are met. The amount of such awards for the named executive officers in the Summary Compensation Table of our proxy statement in connection with the 2006 Annual Meeting of Shareholders (except for two former named executive officers, John Gotta and Jude Driscoll), plus the president and chief operating officer and senior vice president and chief financial officer are as follows:

Name and Title	Target AIP $	Target LTI #
Jon A. Boscia, Chairman and CEO	2,312,500	40,291
Dennis R. Glass, President and COO	1,102,500	20,496
Frederick J. Crawford Senior Vice President and CFO	500,000	9,316
Robert W. Dineen, President, Lincoln Financial Advisors	1,043,000	8,637
Westley V. Thompson, President, Employer Markets	679,000	11,240

Awards, if any, will be paid out or vest after the end of the applicable performance period only upon the Compensation Committee’s determination that threshold performance has been achieved for at least one of the three performance measures. A maximum of AIP and LTI award of 200% of target will be paid or vest when performance is superior, and a minimum award of 50% of target will be paid or vest when a threshold level of performance is met.

Participants will have the opportunity to elect to receive their LTI award as either: 100% phantom performance shares (shown above), or 75% performance shares and 25% cash (permitted only if current share ownership requirements are satisfied) within thirty (30) days of the date the cycle was established. Participants entering the cycle after that date will receive their awards entirely in performance shares.

Unless and until we disclose new performance measures, these terms will apply to future performance cycles.

The overview of the 2007 long term incentive program is substantially similar to the 2006 program, a description of which was filed as Exhibit 10.1 to our Form 8-K filed with the SEC on April 12, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN NATIONAL CORPORATION
By	/s/Frederick J. Crawford
Name:	Frederick J. Crawford
Title:	Senior Vice President and
Chief Financial Officer

Date: February 28, 2007